Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Manolo Zúñiga, CEO or
Brad Holmes
Investor Relations Advisor
BPZ Energy, Inc.
281-556-6200 or 713-591-3138

BPZ ENERGY ANNOUNCES APPOINTMENT OF ED CAMINOS AS CHIEF FINANCIAL OFFICER

HOUSTON — May 31 2007 — BPZ Energy, Inc. (AMEX: BZP) today announced the promotion of Edward G. Caminos to Chief Financial Officer of BPZ Energy, Inc., effective immediately.

Mr. Caminos, age 44, joined the Company as Corporate Controller in January 2005 and most recently, served as Vice President - Finance and Chief Accounting Officer of the Company.  Mr. Caminos has 23 years of diversified experience in senior accounting and finance positions, primarily with international energy companies and is fluent in Spanish.  Prior to joining BPZ, Mr. Caminos held positions at Duke Energy and Reliant Energy, managing the accounting and financial reporting activities of electric power plants in Latin America, Canada and Europe.  He also served as Controller for Latin American operations of a major unit of Schlumberger and as Country Controller in Venezuela for M-I Drilling Fluids.  Mr. Caminos began his career with the international public accounting firm of KPMG.  He earned a B.S. in Accounting from Bloomsburg University of Pennsylvania and is a Certified Public Accountant.

Management Comments

Manolo Zúñiga, President and CEO of BPZ Energy, said; “I am very pleased with the appointment of Ed as our CFO.  Ed has been with BPZ from the early stages of its public life and has made many significant contributions in the progression of the Company to its current stage.  The successful execution of our projects in Peru will depend on the collective financial and operational expertise of our management and staff.  I have confidence that we will continue to assemble the right team to achieve our goal to develop significant oil and gas reserves in Peru and supply gas-fired power to the region.”

About BPZ Energy

Houston based BPZ Energy, Inc. is an oil and gas exploration and production company which has exclusive rights and license agreements for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.

It also owns a working interest in a producing property in southwest Ecuador.  The Company is currently executing an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and sales of gas into Ecuador for third-party power generation, in parallel with the development of the Corvina oil and the redevelopment of the Albacora oil field.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

This Press Release contains forward-looking statements based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements.  Such uncertainties include the success of our project financing efforts as well as the successful management of our capital development project and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.

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